EXHIBIT 10.21

Narrative Summary of American Consumers, Inc.
Executive Officer Base Salaries for Fiscal 2010

The following table sets forth the base salary established for the fiscal year ending in May 2010 for the Chairman and Chief Executive Officer of American Consumers, Inc. (the “Company”), the only executive officer of the Company who qualifies as a “named executive officer” pursuant to Item 402(m)(2) of Securities and Exchange Commission Regulation S-K.  The Board of Directors of the Company, acting upon the recommendations of management and the Board’s Compensation Committee, has elected to leave the Chief Executive Officer’s base salary unchanged from his base salary for the Company’s 2009 fiscal year.

Name:	Title:	Annual Base Salary:
Michael A. Richardson	Chairman of the Board, President and Chief Executive Officer	$88,400